Exhibit 99.3

Company Contact:	Investor Contact:	Media Contacts:
Kirk Patterson	Beverly Twing	Katie Olivier
Senior Vice President and CFO	Shelton Group - Investor Relations	Shelton Group - Public Relations
Entorian Technologies Inc.	For Entorian Technologies Inc.	For Entorian Technologies Inc.
(512) 454-9531	(972) 972-239-5119x126	(972) 239-5119 x128
investors@entorian.com	investors@entorian.com	media@entorian.com

Entorian Technologies Names Krishna Srinivasan to its Board of Directors

AUSTIN – July 15, 2008 – Entorian Technologies Inc. (NASDAQ: ENTN), a leading provider of advanced module and system-level products for demanding high-reliability and high-performance markets, today announced that Krishna Srinivasan has been appointed to its board of directors, effective immediately.

“Krishna’s prior experience as a member of Augmentix’s board of directors brings a wealth of knowledge and experience that will assist us in executing on our goals and strategies,” stated Wayne Lieberman, director and CEO of Entorian Technologies. “We look forward to the value he will add to our board of directors.”

Srinivasan joined Augmentix’s Board at the inception of the company and is currently a partner with Austin Ventures, focusing on systems, semiconductors and clean tech investments. Prior to joining Austin Ventures in 2000, he worked at McKinsey & Company, where he worked on growth strategies for companies in the technology sector. Previously, he was with Motorola and participated in strategic and operational improvement projects with new business ventures, specifically within the semiconductor products sector. He began his career in Austin at International Sematech. Mr. Srinivasan earned an MBA from the Wharton School of the University of Pennsylvania. He also has a Masters in Operations Research from the University of Texas at Austin and an undergraduate degree from the Indian Institute of Technology, Madras.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ: ENTN) is a leading provider of advanced module and system-level products for demanding high-reliability and high-performance markets. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Headquartered in Austin, Texas, Entorian operates an ISO-certified manufacturing facility in Reynosa, Mexico. Entorian’s subsidiary, Augmentix Corporation, provides military, enterprise and government customers with mission-critical computing solutions for rugged environments. Augmentix servers and mobile products combine best-in-class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. Its rugged systems are environmentally robust and technologically advanced. For more information, go to www.entorian.com and www.augmentix.com.

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Entorian is a trademark of Staktek Group LP.